NUMBER

Powerbridge Technologies Co., Ltd.

SHARES

INCORPORATED UNDER THE LAWS OF THE CAYMAN ISLANDS

$0.00166667 PAR VALUE ORDINARY SHARES

CUSIP

ORDINARY SHARES

THIS CERTIFIES THAT * SPECIMEN *

Is The Owner of

FULLY PAID AND NON-ASSESSABLE SHARES OF ORDINARY SHARES OF
Powerbridge Technologies Co., Ltd.

Transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Dated:

COUNTERSIGNED AND REGISTERED:
VSTOCK TRANSFER, LLC
Transfer Agent and Registrar

Chief Executive Officer

By:______________________________
AUTHORIZED SIGNATURE

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